Exhibit 10.1

Employment Agreement

This employment agreement (“Agreement”) is entered into as of June 20, 2011, by and between New Energy Systems Group (“Company”), a Nevada corporation with its business address at 116 West 23rd Street, 5th Fl, New York, New York, and Mr. Paul Yu Chiu Li (“Executive”), a citizen of the United States of America.

WHEREAS, the Executive desires to be employed by the Company as its Chief Financial Officer (“CFO”) and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this Agreement, the Company and Executive hereby agree as follows:

1.	Appointment

Effective August 16, 2011 (the “Effective Date”), the Company agrees to employ the Executive as the CFO of the Company.

2.	Remuneration

a. During the Employment Term, the Company shall pay Executive base salary of US $120,000 for the first year; base salary of US $138,000 for the second year; and base salary of US $158,700 for the third year. The Executive’s base salary shall be subject to annual review by the Board of Directors of the Company (or a committee thereof) (the “Board”) and withholding and other applicable taxes.

b. On the Effective Date, the Company agrees to grant to the Executive an option (hereinafter “Option”) to acquire, at the exercise price equals to $0.1 per share, 75,000 shares of the Company issued common stock with 1/3 vesting until the end of each year. The vested option will be exercisable at any time during three years commencing with the date of vest. If this Agreement is terminated within 3 years for any reason, any unexercised Options shall immediately be forfeited.

c. The Executive’s services shall be performed in both California, USA and Shenzhen, PRC with no less than three (3) months in each city per year. The Company will reimburse the Executive air tickets related to business conducted on behalf of the Company. The Executive selects California as his home base and shall be responsible for the costs of lodging and all other living expenses during his stay in California while the Company will bear reasonable lodging costs while the CFO is in Shenzhen and any other cities to conduct business on behalf of the Company.The Company will cover the Executive other reasonable travel expenses.

d. The Company will provide basic office equipments including a laptop for the Executive in both California and Shenzhen as necessary to conduct business on behalf of the Company.

3.	Responsibilities of the Executive

a. The Executive shall use his best efforts, skills and abilities to promote and protect the interests of the Company and devote his entire working time and energies to the business and affairs of the Company. The Executive shall regularly (and no less frequently than half month) report to the Chief Executive Officer (“CEO”) of the Company on all of his activities and shall maintain close and regular contact with the Company’s accounting and finance personnel.  Executive shall, at all times, conduct himself in a professional manner and adhere to the standards, ethical obligations, rules, policies, regulations and procedures of the Company which are presently in force or which may be established from time to time by the Company.  Executive shall take no action that violates any law, rule or regulation whatsoever while acting in his capacity as employee.  Executive shall, at all times, act in a fiduciary capacity for the Company and acknowledges the Company is relying upon and placing trust in Executive. Executive accepts the fiduciary responsibilities and trust placed in Executive by the Company.

.

b. During the term of this Agreement, the Executive shall serve as CFO of the Company, reporting to the CEO of the Company, and shall perform duties consistent with the position of a chief financial officer of a U.S. publicly-listed corporation with operations in the PRC. Without limiting the generality of the foregoing, the Executive shall be under the supervision and direction of the CEO. The responsibilities of the Executive include but are not limited to:

(i)
Serve and execute all applicable documents, filings and reports as the principal accounting officer of the Company for purposes of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and, in connection therewith, be responsible, in coordination with the Company’s existing accounting personnel, for: (A) all accounting and financial reporting and controls of the Company and its wholly-owned subsidiaries and (B) all financial related disclosure controls of the Company and its wholly-owned subsidiaries;

(ii)
Oversee all aspects of the Company’s annual audit, including communications and interactions with the Company’s independent registered accounting firm, the of Board or any designated audit committee thereof, the Chief Executive Officer and the Company’s outside legal counsel;

(iii)
Oversee the preparation and filing of the Company’s annual and quarterly financial statements and related SEC reports (including the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained therein) in conformance with all SEC rules and regulations and generally accepting accounting principles (“GAAP”) of the United States of America;

(iv)	Oversee the conversion of the Company’s financial statements from Chinese GAAP to U.S. GAAP;

(v)
Design and implement relevant provisions of the Sarbanes-Oxley Act, and ensure that corporate internal governance of the Company is in compliance with relevant provisions of the U.S. securities laws and applicable stock market regulations;

(vi)	Work with the Company’s accounting and finance personnel to implement the finance function of the Company, including the preparation or review of budgets, projections and financial analyses;

(vii)	Assist the Company in its communications with the SEC and all other applicable regulatory authorities;

(viii)	Assist Company executives with the preparation and implementation of a strategic acquisition program and provide financial consultation and support for the Company’s acquisition initiatives;

(ix)
During the Employment Term (defined below), the Executive shall lead and coordinate the Company’s investor relations activities which shall include, but is not limited to, communications with investors, analysts and media, and the Company’s public disclosure, and shall implement and monitor the corporate governance of the Company in compliance with all applicable laws and regulations. The Executive shall work in conjunction with other members of the executive management team to support the Company’s business growth;

(x)	Assist the Chief Executive Officer in communications with the investment community;

(xi)	Prepare road show presentations for the Company or introduce the Company to potential investors at meetings; and

(xii)	Provide training to the senior management and financial staffs of the Company.

c. Executive shall never: (A) disclose any Confidential Information (defined below); or (B) directly or indirectly give or permit any person or entity to have access to any Confidential Information; or (C) make any use, commercial or otherwise, of any Confidential Information, except, solely as reasonably required to perform Executive’s employment duties with the Company and solely for the benefit of the Company.  “Confidential Information” means all confidential and proprietary information of, about, or relating to the Company and its subsidiaries and the Company’s business, including, without limitation, any and all documents received or generated by Executive, existing and potential customer lists, trade secrets (as defined under applicable state law), pricing, financial, corporate, and personnel information, customer data, methods of operation, business plans, techniques, prototypes, sketches, drawings, models, inventions, know-how, processes, apparatus, software programs, computer codes, source codes, equipment, algorithms, source documents, formulae, methods, data, descriptions relating to current, future, and proposed products and services, information concerning research, experimental work, development, specifications, engineering, procurement requirements, purchasing, agents and suppliers, business forecasts, marketing plans and information received from third parties (including customers) that is subject to a duty on Executive’s part to maintain its confidentiality.  Confidential Information does not include information that is generally known to the public, provided it is generally known to the public other than as a result of disclosure of such information by Executive in violation of this Agreement. Upon termination of his employment with the Company, the Executive shall return to the Company all documents, photographs, recorded or memory devices, papers and other property relating to the Company, containing Confidential Information, together with any copies thereof, and shall not retain any copies (either hard copy or electronic) of any Confidential Information.

In order to protect the goodwill of the Company and its subsidiaries and affiliates, to the fullest extent permitted by law, the Executive, both during and after the term of this Agreement, agrees not to publicly criticize, denigrate or otherwise disparage any of the Company, its subsidiaries or affiliates, and each such entity’s employees, officers, directors, consultants, other service providers, products, processes, policies, practices, standards of business conduct, or areas or techniques of research, manufacturing, or marketing.  In order to protect the business reputation of the Executive, to the fullest extent permitted by law, the Company, both during and after the term of this Agreement, agrees not to publicly criticize, denigrate, or otherwise disparage the Executive.  Nothing in this subsection shall prevent the Executive or the Company from cooperating in any governmental proceeding or from providing truthful testimony pursuant to a legally-issued subpoena.  The Executive promises to provide the Company with written notice of any request to so cooperate or provide testimony within five (5) days of being requested to do so, along with a copy of any such request, and the Company agrees to similarly provide the Executive with such notice.

This Clause 3 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Clause 3, the Executive acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek all remedies permissible under applicable law.

4.	Non-competition and Non-solicitation

In consideration of the salary paid to the Executive by the Company, the Executive agrees that during the term of the Employment and for a period of two (2) years following the termination of the Employment for whatever reason:

a.
The Executive will not approach clients, customers or contacts of the Company or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

b.
unless expressly consented to by the Company in writing, the Executive will not engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation, or control of any business of any Competitor,  or provide services as a director or otherwise for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor;

c.
unless expressly consented to by the Company in writing, the Executive will not, directly or indirectly, recruit, solicit, or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, wheter or not any such employee or independent contractor is party to an employment agreement;

d.
attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person;

e.
interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business of the Company; or

f.
have any equity or other ownership interest in, or become a director or manager of, or be otherwise associated with, or engaged or employed by, any customer, prospect or former customer of the Company or their subsidiary or parent entities or affiliates in any job or career that relates to or concerns any activity substantially similar, in whole or in part, to the Company’s business.

As used herein, “Competitor” refers to any business or activity which competes, directly or indirectly, with or carries on the business of the Company, or any business activity substantially similar to the Company’s business, as constituted, from time to time.

This Clause 4 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Clause 4, the Executive acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek all remedies permissible under applicable law.

5.	Responsibilities of the Company
a.	The Executive shall have been delegated appropriate authority to carry out its duties.
b.
During the term of this Agreement, the Executive shall be eligible to participate in welfare benefit plans, including but not limited to, health, medical, dental, vision, life  and disability insurance plans, to the extent that they are offered by the Company.

c.

The Company shall obtain and maintain a policy or policies of director and officer liability insurance, in an amount not less than $5,000,000, providing the Executive with coverage for indemnifiable amounts and/or indemnifiable expenses in accordance with said insurance policy or policies to the extent provided in the Company’s bylaws and the laws of the state of Nevada during the Employment Term, provided that the Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Executive to the extent the Executive has otherwise received payment (under any insurance policy) of the amounts otherwise indemnifiable hereunder. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Executive, all amounts payable as a result of any applicable proceeding in accordance with the terms of such policies.

6.	Term of this Agreement

This Agreement shall have a term from the Effective Date until August 16, 2014 unless earlier terminated pursuant to the terms hereof (the “Employment Term”). This Agreement is renewable by written mutual consent by both parties at least two (2) months prior to the expiration of the initial term or any renewal term of the Agreement.

7.	Amendment

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

8.	Termination of the Agreement

a. By the Company. The Company may terminate the Employment for Cause, at any time, without notice or remuneration, or for any other reason or no reason on sixty (60) days prior written notice to the Executive. “Cause” shall mean: (1) the Executive is convicted, or pleads guilty or nolo contendere to, a felony or to an act of fraud, misappropriation or embezzlement, (2) the Executive has been negligent or acted dishonestly to the detriment of the Company, (3) the Executive has engaged in actions amounting to gross negligence, misconduct, malfeasance, disloyalty, dishonesty or a breach of trust against the Company or failed to perform his duties hereunder and such failure continues after the Executive is afforded a reasonable opportunity to cure such failure, (4) the Executive’s intentional perpetration, participation in or attempted perpetration of fraud or other willful misconduct on the Company or its subsidiaries or affiliates; (5) the Executive has died, or (6) the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board renders Executive unable for a period of two (2) months to perform substantially his duties hereunder.

b. By the Executive. By giving a two months’ prior written notice, the Executive may resign prior to the expiration of the Agreement.

c. Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

9.	Notices.
All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile transmission (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

if to the Company:

New Energy Systems Group 116 West 23rd Street, 5th Floor New York, NY 10011 Fax: (646) 367-3334

With a copy to:

Gregory Sichenzia, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, NY 10006 Fax: (212) 930-9725

if to the Executive:

New Energy Systems Group 116 West 23rd Street, 5th Floor New York, NY 10011 Fax: (646) 367-3334

or such other address as may be designated in writing hereafter, in the same manner, by such Party.

10.	Miscellaneous Provisions

a. This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement.

b. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement, which shall remain in full force and effect and the parties will act in good faith to seek to amend this Agreement so as to render the invalid or unenforceable provisions valid and enforceable while retaining the original intent and meaning of such provision to the maximum extent possible. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement.  No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

c. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

d. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

e. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f. Executive acknowledges and agrees that: (A) all Work Product (as defined below) shall be deemed a work for hire; and (B) he hereby assigns all of his intellectual property and other rights in all other Work Product to the Company.  All right, title and interest in and to, and the right to pursue protection for, Work Product shall vest solely with the Company.  Upon request by the Company, Executive shall use reasonable efforts, at no additional expense, to assist the Company in securing any intellectual property protection for Work Product and shall execute all documents reasonably necessary to effect an assignment as contemplated herein. Executive hereby appoints the Company’s President or Chairman of the Board if there is no President, with full authority in the place and stead of Executive and in the name of the Executive or otherwise, from time to time in the Company’s discretion, to take any action and to execute any instrument which the Company may deem necessary or advisable to accomplish the purposes of this subsection.  Executive hereby acknowledges that such power of attorney and proxy are coupled with an interest and are irrevocable.  No license is granted to Executive in, to or under any Work Product or other intellectual property (including, but not limited to, patents, trade secrets, copyrighted materials and trademarks) owned, licensed or otherwise assertable by Executive by express or implied grant, estoppel or otherwise, except for a limited right to use any such intellectual property solely in the performance of Executive’s employment duties and solely for the benefit of the Company.  All benefits from the use of any such intellectual property, including Work Product, shall inure solely to the Company.  “Work Product” means all tangible or intangible works: (X) (1) created, produced or modified during or in connection with Executive’s employment by the Company; or (2) which are related to, or that can be utilized in, the Company Business; and (Y) that could qualify as the subject matter of a copyright, patent, trade secret or any other form of intellectual property; and shall include, without limitation, all work produced by or for the benefit of the Company, any affiliate of the Company, or any customers, former customers and prospective customers of the Company.

g. Executive agrees that all Company Property (as defined below) is the property solely of the Company and Executive waives and relinquishes any and all interests or property rights he may have therein in favor of the Company.  Executive shall immediately return all of the Company Property to the Company at such other location as may be directed by the Company upon: (A) the Company’s request at any time; and (B) upon the termination of Executive’s employment.  “Company Property” includes, but is not limited to: (X) records relating to customers, former customers, prospective customers and confidential information in whatever form they exist, and by whomever prepared, including, but not limited to, notes of Executive; (Y) tangible embodiments of or containing Work Product or confidential information; and (Z) tangible and intangible property pertaining to the Company’s business or arising out of or used by Executive in the performance of his duties for the Company.

h. Executive represents and warrants to the Company that the execution and delivery of this Agreement, compliance with the terms herein contained and Executive’s employment by the Company will not violate or cause a breach of any contract, agreement or fiduciary relationship to which Executive is a party, including, without limitation, any restrictive covenants binding Executive to a prior employer.  The Executive will not use any Work Product, the rights to which are owned by any former employer of the Executive or other person from whom the Executive has not obtained all required rights, and all Work Product developed by the Executive while employed with the Company shall be original to the Executive or developed in corroboration with other employees of the Company, and shall not infringe upon the intellectual property rights of any third party.

i. Executive shall hold the Company and its officers, directors, other employees, contractors and agents harmless from and against all claims, obligations, losses, damages, liabilities, fines, costs and expenses (including, without limitation, reasonable attorney’s fees pretrial, trial and appellate) arising out of or incurred as a result of or in connection with: (A) Executive’s failure to meet his or her obligations to the Company; (B) Executive’s breach of any covenant, warranty or representation set forth in this Agreement; and (C) Executive’s negligent, fraudulent or illegal acts.  The Company shall hold Executive harmless from and against all claims, obligations, losses, damages, liabilities, fines, reasonable costs and expenses (including, without limitation, reasonable attorney’s fees pretrial, trial and appellate) arising out of or incurred as a result of or in connection with: (X) the Company’s failure to meet its obligations to Executive hereunder, and (Y) the Company’s breach of any covenant, warranty or representation set forth in this Agreement.

j. This Agreement shall be construed and governed under and by the laws of the State of New York, USA.  Executive agrees that exclusive venue for any legal action authorized hereunder shall be in the state or federal courts located in the State of New York, city of New York.

k. The Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to the Executive and in respect of such periods of time as shall not unreasonably interfere with the Executive’s ability to perform his duties with any subsequent employer; provided, however, the Company shall pay any reasonable travel, lodging and related expenses that the Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

NEW ENERGY SYSTEMS GROUP

/s/ Nian Chen
By: Nian Chen
Title: Chief Executive Officer
New Energy Systems Group

EXECUTIVE

/s/ Paul Yu Chiu Li
By:  Paul Yu Chiu Li